Exhibit 10.1

2020 REVOLVING CREDIT AGREEMENT

dated as of

April 3, 2020

among

HUNTINGTON INGALLS INDUSTRIES, INC., The Lenders Party

Hereto,

JPMORGAN CHASE BANK, N.A., as

Administrative Agent

JPMORGAN CHASE BANK, N.A., BOFA

SECURITIES, INC., MIZUHO BANK, LTD., and

U.S. BANK NATIONAL ASSOCIATION, as Lead Arrangers

and Joint Bookrunners

BANK OF AMERICA, N.A.,

MIZUHO BANK, LTD., and

U.S. BANK NATIONAL ASSOCIATION, as

Syndication Agents

i

(continued)

(continued)

(continued)

		Page
SECTION 9.20.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	84
SECTION 9.21.	Acknowledgement Regarding Any Supported QFCs	85

SCHEDULES:

Schedule 2.01 – Commitments

Schedule 2.05A – [Reserved]

Schedule 2.05B – [Reserved]

Schedule 3.14 – Subsidiaries

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

EXHIBITS:

Exhibit A     Form of Assignment and Assumption

Exhibit B     Form of Borrowing Request

Exhibit C     [Reserved]

Exhibit D     [Reserved]

Exhibit E     [Reserved]

Exhibit F     Specified Acquisition Notice

Exhibit G     Form of Compliance Certificate

Exhibit H     Form of Confidentiality Agreement

Exhibit I     Form of U.S. Tax Certificate

CREDIT AGREEMENT

This 2020 REVOLVING CREDIT AGREEMENT (this “Agreement”) is dated as of April 3, 2020, among HUNTINGTON INGALLS INDUSTRIES, INC., the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of a revolving credit facility comprising revolving loans, in an aggregate principal amount at any time outstanding not in excess of $500,000,000.

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2015 Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of July 13, 2015, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent.

“2017 Credit Agreement” means the Credit Agreement dated as of November 22, 2017, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition”.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%)equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the

Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person as of any date of determination, another Person that as of such date directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Agreement Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to- market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“All-In Yield” means as to any Indebtedness, the yield thereof, determined by (a) including interest rate margins, original issue discount (“OID”) (based on a four-year average life to maturity or, if less, the remaining life to maturity), upfront fees payable by the Borrower generally to all the lenders of such Indebtedness, (b) including any Adjusted LIBO Rate or Alternate Base Rate “floor” applicable to such Indebtedness (but only to the extent an increase in the “floor” in respect of the applicable Class of Senior Credit Facilities to match such differential would cause an increase in the interest rate then in effect) and (c) excluding arrangement, commitment, structuring and underwriting fees and any amendment fees and other fees, in each case, not shared generally with the Lenders under the applicable Class of Senior Credit Facilities.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.22.

“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable margin per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Credit Rating:

Credit Rating:	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Level 1 Baa2 / BBB	1.00%	2.00%	0.50%
Level 2 Baa3 / BBB-	1.125%	2.125%	0.50%
Level 3 below Baa3 / BBB-	1.375%	2.375%	0.50%

“Credit Rating” means, as of any date of determination, the available public corporate credit and/or corporate family ratings of the Borrower as determined by one or more Rating Agencies; provided that (a) if the Borrower shall not maintain a public Credit Rating from at least two Rating Agencies, the Credit Rating shall be deemed to be (i) Level 3 if the Borrower has no public Credit Rating and (ii) one level lower than the Borrower’s public Credit Rating if the Borrower has one public Credit Rating, (b) if the Borrower shall maintain a public rating from only two Rating Agencies, then the higher of such Credit Ratings shall apply, unless there is a split in Credit Ratings of more than one ratings level, in which case the Credit Rating that is one level lower than the higher of the Borrower’s two Credit Ratings shall apply and (c) if the Company shall maintain a public Credit Rating from all three Rating Agencies, if (i) two Credit Ratings are equivalent and the third Credit Rating is lower, the higher Credit Rating shall apply, (ii) two Credit Ratings are equivalent and the third Credit Rating is higher, the lower Credit Rating shall apply and (iii) no Credit Ratings are equivalent, the Credit Rating that is neither the highest nor the lowest Credit Rating shall apply.]

Initially, the Applicable Margin shall be determined based upon the Credit Rating specified in the certificate delivered pursuant to Section 4.01(d)(y).  Thereafter, each change in the Applicable Margin resulting from a publicly announced change in the Credit Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Revolving Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Total Commitments represented by such Lender’s Revolving Total Commitment; provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Revolving Percentage” shall mean the percentage of the total Revolving Total Commitments (disregarding any Defaulting Lender’s Revolving Total Commitment) represented by such Lender’s Revolving Total Commitment.  If the Revolving Total Commitments have terminated or expired, the Applicable Revolving Percentages shall be determined based upon the Revolving Total Commitments most recently in effect, giving effect to any assignments and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

“Ascension” means Ascension Holding Company, LLC, a Delaware limited liability company and majority-owned joint venture of the Main Shipbuilding Subsidiary.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Credit Commitments.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Huntington Ingalls Industries, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Class and Type made (or converted or continued) on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower in accordance with Section 2.03 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in US Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with

GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by, or whose nomination was approved by, the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) any “change of control” (or any comparable term) shall occur under the Senior Notes or any other Material Indebtedness to the extent resulting in a put right for the holders thereof.

“Change in Law” means the occurrence after the Effective Date (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Refinancing Revolving Loans and (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or a Refinancing Revolving Facility Commitment. Refinancing Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Credit Commitment and Refinancing Revolving Facility Commitment,.  The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $500,000,000.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit G.

“Confidentiality Agreement” means a binding confidentiality agreement substantially in the form of Exhibit H, which may be an electronic “click-through” agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) letters of credit fees (to the extent not included in Consolidated Interest Expense) for such period, (iii) consolidated income tax expense for such period, (iv) all amounts attributable to depreciation and amortization for such period, (v) any non-cash charges (other than the write-down of current assets, except for work in progress), (vi) any extraordinary losses, expenses or charges for such period, (vii) subject to the first proviso below, any unusual or non-recurring losses, expenses or charges, (viii) any financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses incurred during such period in connection with acquisitions, investments and asset sales permitted by this Agreement, (ix) any cash or non-cash charges or losses relating to the closing of the shipyard in Avondale, Louisiana or the facilities in Waggaman, Louisiana, or any restructuring or reorganization of the Borrower or any of its Subsidiaries (including severance costs), and (x) Transaction Expenses, minus (b) without duplication (i) all cash payments made, or any other cash impact reflected, during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clause (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary, unusual or non-recurring gains and all non-cash items of income for such period, plus/minus (c) unrealized losses/gains in respect of Swap Contracts, all determined on a consolidated basis in accordance with GAAP, and (d) subject to the first proviso below, giving pro forma effect to reasonably identifiable and factually supportable “run rate” cost savings and synergies in connection with acquisitions, divestitures and business optimization initiatives, to the extent projected by the Borrower in good faith to result from specified actions taken or expected to be taken within 12 months after the consummation of such acquisition or divestiture or the material commencement of such initiative; provided that the aggregate net amount by which Consolidated EBITDA is increased (if positive) by the application of the adjustments in clauses (a)(vii) and (d) above for any period shall not exceed 15% of Consolidated EBITDA for such period (calculated before giving effect to such adjustments); provided, further, that for purposes of calculating the Total Leverage Ratio for any period (A) the Consolidated EBITDA of any Acquired Entity or Majority Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition or Permitted Acquisition (Majority) during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period (provided that in the case of any such Majority Acquired Entity (x) such entity shall not be a newly created joint venture and (y) any such amount included on a pro forma basis in respect of a Majority Acquired Entity shall not exceed the amount of dividends and other distributions that would have been actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during the applicable portion of such period assuming dividends and other distributions were made to the holder of such portion of its Equity Interests in accordance with the applicable good faith projections made available by the Borrower at the time of the Permitted Acquisition (Majority)) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” means, for any period, (a) the interest expense (including without limitation imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (c) the interest income with respect to unrestricted cash and Permitted Investments of the Borrower and the Restricted Subsidiaries earned during such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Restricted Subsidiary with respect to interest rate Swap Contracts.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary, (c) the income of any Person in which any other Person

(other than the Borrower or a Wholly Owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Restricted Subsidiary by such Person during such period, and (d) any gains attributable to sales of assets out of the ordinary course of business.

“Consolidated Net Tangible Assets” means, at any time, (a) the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP, minus (b) all intangible assets, including without limitation, goodwill, patents, trademarks, copyrights, franchises and research and development costs.

“Consolidated Total Assets” means, at any time, the total assets appearing on the most recently prepared consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Borrower and the Restricted Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Party” has the meaning assigned to such term in Section 9.21.

“Credit Rating” has the meaning assigned to such term in the definition of “Applicable

Margin.”

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Total Loans, (ii) [reserved] or (iii) pay over to any Revolving Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Borrower or the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Borrower or the Administrative Agent, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt of such certification by the Borrower or the Administrative Agent in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-in Action, or is the subsidiary of a Lender Parent that has become the subject of a Bankruptcy Event or a Bail-in Action.

“Designated Payment Account” means an account with the Administrative Agent designated from time to time by the Borrower in a writing executed by a Financial Officer.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted

Subsidiary.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning assigned to such term in Section 4.01.

“Environmental Laws” means all laws (statutory, common or otherwise), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) release or threatened release of any Hazardous Materials into the environment or (e) contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest (including through convertible securities); provided that any Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such Indebtedness is so converted or exchanged.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA); (c) the failure to timely make a contribution required to be made with respect to any Plan or any Multiemployer Plan; (d) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (each as defined in Section 305(b) of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of, or withdrawal or partial withdrawal from, any Plan or Multiemployer Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) the occurrence of a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which would reasonably be expected to result in liability to the Borrower or any of its ERISA Affiliates.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article 7.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.18 (f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation or other published administrative guidance implementing an intergovernmental agreement entered into in connection with the implementation of such section of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the fee letter dated April 2, 2020, between JPMorgan Chase Bank, N.A. and the Borrower.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings, Inc., a wholly owned subsidiary of Fimilac, S.A. and any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any (i) Subsidiary that is treated as a corporation for U.S. federal income tax purposes that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia, (ii) Subsidiary substantially all of the assets of which consist, directly or indirectly, of at least 65% of the voting stock of one or more Subsidiaries described in clause (i) of this definition, (iii) entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition and (iv) Subsidiary of an entity described in clauses (i) or (ii) of this definition.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business or (y) any customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations related to Indebtedness).

“Guarantee Agreement” means the Guarantee Agreement, dated as of the date hereof, among the Borrower, the Guarantors party thereto and the Administrative Agent for the benefit of itself and the Lenders.

“Guarantors” means each of the Borrower’s direct and indirect Wholly Owned Domestic Restricted Subsidiaries other than Immaterial Subsidiaries; provided, that notwithstanding anything contained herein or in any other Loan Document to the contrary, each Person that is a “Guarantor” under the 2017 Credit Agreement at any time shall at such time be a Guarantor as defined herein.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any environmental law.

“HII Risk Management” means Huntington Ingalls Industries Risk Management LLC, a Vermont limited liability company.

“Immaterial Subsidiary” means each Subsidiary of the Borrower designated from time to time by the Borrower to the Administrative Agent as an “Immaterial Subsidiary” (unless subsequently designated by the Borrower as not being an “Immaterial Subsidiary”), provided that if, as of any date, the Immaterial Subsidiaries account (in the aggregate) for more than 5% of Consolidated EBITDA or more than 5% of Consolidated Total Assets, based on the most recent financial statements that have been delivered under Section 5.01(a) or (b), then one or more of such Immaterial Subsidiaries shall for all purposes of this Agreement be designated by the Borrower not to be Immaterial Subsidiaries, until such excess shall have been eliminated.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incremental Commitment Amendment” has the meaning assigned to such term in Section 2.22(e).

“Incremental Commitments Effective Date” has the meaning assigned to such term in Section 2.22(f).

“Incremental Lender” has the meaning assigned to such term in Section 2.22(d).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.22(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade and other current accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed (but to the extent such Lien does not extend to any other property of such Person and is otherwise non-recourse against such Person, limited to the fair market value of such property), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) net obligations of such Person under any Swap Contracts, valued at the Agreement Value thereof, (i) all obligations of such Person in respect of Disqualified Stock, (j) all obligations of such Person as an account party in respect of letters of credit and (k) all obligations of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a

Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, or, if agreed by all Revolving Lenders of the applicable Class, twelve months thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the

Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between:

(a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period of that Loan, and

(b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 9.14.

“Latest Maturity Date” means, as at any date of determination, the latest maturity date then applicable to any outstanding Senior Credit Facility.

“Lead Arrangers” means JPMorgan Chase Bank, N.A., BofA Securities, Inc., Mizuho Bank, Ltd. and U.S. Bank National Association in their capacities as lead arrangers and joint bookrunners under this Agreement.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise become a party hereto as a Lender in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise ceases to be a Lender hereunder in accordance with the terms hereof.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if the LIBO Rate determined in accordance with the foregoing would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate determined pursuant to the foregoing shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in the definition of “LIBO Screen Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in or on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Guarantee Agreement, any Refinancing Facility Amendment, any Incremental Commitment Amendment, any promissory note issued under Section 2.09(e) and any other document executed in connection with the foregoing.

“Loan Parties” means the Borrower and the Guarantors (but, in the case of any Guarantor, only for so long as that Guarantor has not been released from its Guarantee under the Guarantee Agreement in accordance with its terms).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this

Agreement.

“Main Shipbuilding Subsidiary” means Huntington Ingalls Incorporated, a Virginia corporation.

“Majority Acquired Entity” has the meaning assigned to such term in the definition of “Permitted Acquisition (Majority)”.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, results of operations or financial position of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to perform their obligations under this Agreement and the other Loan Documents or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement and the other Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $75,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Agreement Value thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute or with respect to which the Borrower or any ERISA Affiliate has any liability.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (ii) [reserved] and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents.

“Original Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 6, 2013, among the Borrower, the lenders and issuing banks party thereto and JPMCB, as administrative agent as in effect immediately prior to the effective date of the 2015 Credit Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the acquisition of all or substantially all the assets of a Person or division or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Acquired Entity shall be in a Permitted Business.

“Permitted Acquisition (Majority)” means the acquisition of not less than a majority of the Equity Interests of a Person other than an Acquired Entity (referred to herein as the “Majority Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Restricted Subsidiary and (ii) the Majority Acquired Entity shall be in a Permitted Business.

“Permitted Business” means (a) any business conducted by the Borrower and the Restricted Subsidiaries on the Effective Date, (b) any business with the Navy, the Coast Guard or other governmental agency that is substantially related, ancillary or complementary to the businesses described in clause (a) above and (c) any other business reasonably related, ancillary or complementary to any aspect of the businesses described in clause (a) or clause (b) above or extensions, expansions or developments thereof.

“Permitted Investments” means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)	investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)

investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; and

(e)

money market funds that (i) comply with the criteria set forth in Rule 2a-7 of the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension (collectively, “Refinancing”) of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended (collectively, “Refinanced”) except by an amount equal to unpaid accrued interest and premium thereon, (b) such Refinancing has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) the terms and conditions (including, if applicable, as to collateral) of any such Refinanced Indebtedness are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Refinanced, taken as a whole, (e) such Refinancing is incurred by the Person who is the obligor on the Indebtedness being Refinanced, (f) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (g) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Refinancing, with the financial covenant set forth in Section 6.11.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.

“Rating Agency” means each of S&P, Moody’s and Fitch.

“Recipient” has the meaning assigned to such term in Section 9.12.

“Refinancing Effective Date” has the meaning assigned to such term in Section 2.23(e).

“Refinancing Facility Amendment” has the meaning assigned to such term in Section 2.23(d).

“Refinancing Lender” has the meaning assigned to such term in Section 2.23(c).

“Refinancing Revolving Facility” has the meaning assigned to such term in Section 2.23(a).

“Refinancing Revolving Facility Commitment” means, with respect to each Lender under a Refinancing Revolving Facility, the commitment of such Lender to make Refinancing Revolving Loans pursuant to such Refinancing Revolving Facility.

“Refinancing Revolving Loans” means Loans made pursuant to a Refinancing

Revolving Facility.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Total Exposures and unused Revolving Total Commitments representing more than 50% of the sum of total Revolving Total Exposures and unused Revolving Total Commitments at such time; provided that the Revolving Total Exposure and unused Revolving Total Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders having Revolving Credit Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of total Revolving Credit Exposures and unused Revolving Credit Commitments of all Revolving Credit Lenders at such time; provided that the Revolving Credit Exposure and unused Revolving Credit Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Revolving Credit Lenders at any time.

“Responsible Officer” means any Financial Officer, chief executive officer, general counsel, chief compliance officer or chief administrative officer of the Borrower.

“Restricted Companies” means the Borrower and the Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than any

Unrestricted Subsidiary.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” means, with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Loans pursuant to Section 2.01, expressed as a US Dollar amount representing the maximum aggregate permitted amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.  The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment as of the Effective Date is set forth on Schedule 2.01 under the heading “Revolving Credit Commitment”, or in the Assignment and Assumption pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable.  The aggregate amount of the Revolving Credit Commitments on the date hereof is $500,000,000.  For the avoidance of doubt, Incremental Revolving Commitments in respect of the Revolving Credit Facility shall constitute Revolving Credit Commitments, and as the context may require and to the extent contemplated by the relevant amendment establishing any other Class of Revolving Total Commitments, Revolving Credit Commitments shall include such other Class of Revolving Total Commitments.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Revolving Loans attributable to its Revolving Credit Commitments at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments and the extensions of credit made hereunder by the Revolving Credit Lenders pursuant to such Revolving Credit Commitments.

“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Credit Exposure.

“Revolving Credit Maturity Date” means the date (or if such date is not a Business Day, the next succeeding Business Day, unless such Business Day is in the next calendar month, in which case the next preceding Business Day) that is 364 days following the Effective Date.

“Revolving Credit Party” means the Administrative Agent or any other Revolving Lender.

“Revolving Facility” means the Revolving Credit Facility, and each Refinancing

Revolving Facility.

“Revolving Lender” means each Revolving Credit Lender, and each Lender under a Refinancing Revolving Facility.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Revolving Refinanced Lender” has the meaning assigned to such term in Section 2.23(g).

“Revolving Refinancing Lender” has the meaning assigned to such term in Section 2.23(g).

“Revolving Total Commitments” means, with respect to each Revolving Lender, the sum of such Revolving Lender’s Revolving Credit Commitments and Refinancing Revolving Facility Commitments.

“Revolving Total Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and Refinancing Revolving Loans at such time.

“Revolving Total Loans” means Revolving Loans and Refinancing Revolving Loans.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global, Inc. and any successor thereto.

“Sanctions” has the meaning assigned to such term in Section 3.12.

“Senior Credit Facilities” means the revolving credit facilities provided for by this Agreement (including without limitation Incremental Revolving Commitments entered into after the Effective Date and governed by this Agreement).

“Senior Credit Facilities (Financial Covenant)” means Senior Credit Facilities having the benefit of the financial covenant of Section 6.11.

“Senior Notes” means, collectively, (i) the Borrower’s 5.000% Senior Notes due 2021 in an initial aggregate principal amount of $600,000,000, (ii) the Borrower’s 5.000% Senior Notes due 2025 in an initial aggregate principal amount of $600,000,000, (iii) the Borrower’s 3.483% Senior Notes due 2027 in an initial aggregate principal amount of $600,000,000, (iv) the Borrower’s 3.844% Senior Notes due 2025 in an initial aggregate principal amount of $500,000,000 and (v) the Borrower’s 4.200% Senior Notes due 2030 in an initial aggregate principal amount of $500,000,000 and in each case, any Permitted Refinancing thereof.

“Significant Subsidiary” means (i) each Restricted Subsidiary other than Restricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X and (ii) for purposes of Section 5.01(k) only, “Significant Subsidiary” shall include each Unrestricted Subsidiary other than Unrestricted Subsidiaries that, in the aggregate, as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01, constitute “minor” subsidiaries as defined in Rule 3-10 of Regulation S-X.

“Specified Acquisition” means any Permitted Acquisition, Permitted Acquisition (Majority) or similar investment, if the aggregate amount of consideration (such consideration (a) excluding amounts attributable to the issuance of capital stock of the Borrower and (b) including, for the avoidance of doubt, any indebtedness satisfied or defeased at the closing of such acquisition by payment thereof, directly or indirectly, by the Borrower or its Subsidiaries or assumed in connection with such acquisition) for such acquisition or similar investment is at least $250,000,000.

“Specified Acquisition Consummation Period” has the meaning assigned to such term in Section 6.11.

“Specified Acquisition Notice” has the meaning assigned to such term in Section 6.11.

“Spin-off Transaction Documents” means the “Transaction Documents” (as defined in the Original Credit Agreement).

“Spin-off Transactions” means the “Transactions” (as defined in the Original Credit Agreement) described in clauses (a), (b) and (e) (to the extent relating to clauses (a) and (b)) thereof.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, directly or indirectly, owned, controlled or held by the parent or one or more of the other subsidiaries of the parent or by the parent and one or more of the other subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps or options, bond or bond index swaps or options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other master agreement or related schedules, including any such obligations or liabilities arising therefrom.

“Syndication Agents” means Bank of America, N.A., Mizuho Bank, Ltd. and U.S. Bank National Association in their capacity as syndication agents under this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Titan II” means Titan II Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Borrower.

“Titan II Guarantees” means  (i) (A) the performance guaranty dated as of April 11, 2002, by Titan II, as guarantor, to the United States of America, Naval Sea Systems Command (the “Navy”), as beneficiary, (B) the performance guaranty dated as of May 30, 2006, by Titan II, as guarantor, to the Navy, as beneficiary, (C) the performance guaranty dated as of April 24, 2007, by Titan II, as guarantor, to the Navy, as beneficiary, and (D) any other similar guarantee pursuant to which Titan II has guaranteed the performance of the Main Shipbuilding Subsidiary, or any affiliate of the Main Shipbuilding Subsidiary, under shipbuilding construction contracts with the Navy or a command or other division thereof and (ii) the guaranty agreement dated as of December 1, 2006, between Titan II, as guarantor, and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, pursuant to which Titan II has guaranteed the payment of certain Industrial Revenue Bonds.

“Total Debt” means, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis at such time consisting of debt for borrowed money, reimbursement obligations in respect of drawn, unreimbursed letters of credit or bankers’ acceptances, Capital Lease Obligations and purchase money debt.

“Total Leverage Ratio” means, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Transaction Expenses” means all legal fees, auditors fees and other fees or expenses incurred by the Borrower and the Restricted Subsidiaries in connection with the Transactions (including without limitation, financing fees, financial and other advisory fees, accounting and consulting fees and legal fees and related costs and expenses).

“Transactions” means (a) the effectiveness of this Agreement and the borrowings hereunder on the Effective Date (if any) and the payment of fees and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower (or, in the case of Titan II and Ascension designated by operation of the last sentence of Section 5.12) as an Unrestricted Subsidiary pursuant to Section 5.12 (and continuing until such time that such designation may be thereafter revoked by the Borrower).  As of the Effective Date, the only Unrestricted Subsidiaries of the Borrower are Titan II, Ascension and HII Risk Management.

“US Dollars” or “$” means the lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section

7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section

2.18.  (f)(ii)(B)(3).

“Wholly Owned Domestic Restricted Subsidiary” means a Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means a Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write- down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield Differential” has the meaning assigned to such term in Section 2.22(b).

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns,

(c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or the rules promulgated with respect thereto or in the application thereof on the operation of such provision or on the method of calculation of financial covenants, standards or terms of this Agreement (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.  [Reserved].

SECTION 1.06.  Pro Forma Calculations.  All pro forma calculations permitted or required to be made by the Borrower or any Restricted Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions and (b) required by the definition of Consolidated EBITDA.

ARTICLE 2

THE CREDITS

SECTION 2.01.  Commitments. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in US Dollars in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings. (a)  Each Loan of any Class shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments of such Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the

Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the then applicable maturity date for the Revolving Total Commitments.

SECTION 2.03.  Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)the aggregate amount of the requested Borrowing;

(ii)the date of such Borrowing, which shall be a Business Day;

(iii)whether such Borrowing is to be a Term Borrowing or a Revolving Borrowing, and whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  [Reserved].

SECTION 2.05.  [Reserved].

SECTION 2.06.  Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (or, if the request for the applicable same-day ABR Borrowing is made on the same date by 12:00 noon, New York City time, then by 4:00 p.m., New York City time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Designated Payment Account.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.  Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.  Termination and Reduction of Commitments.  (a) Unless previously terminated, the Revolving Credit Commitment of each Revolving Credit Lender shall terminate on the Revolving Credit Maturity Date.

(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Sections 2.11 and 2.12, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class.  The Borrower shall pay to the Administrative Agent for the account of the Lenders of the applicable Class, on the date of each termination or reduction under paragraph (b) of this Section, any applicable commitment fees on the amount of the Commitments of such Class so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.09.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.  [Reserved].

SECTION 2.11.  Voluntary Prepayments.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section; provided, however, that each partial prepayment shall be in an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000 or, if less, the amount outstanding.

(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other debt or equity issuances, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice relating to a Borrowing of any Class, the Administrative Agent shall advise the Lenders of such Class of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments under this Section 2.11 shall be accompanied by accrued interest to the extent required by Section 2.14 and shall be subject to Section 2.17, but otherwise without premium or penalty.

SECTION 2.12.  Mandatory Prepayments and Commitment Reductions. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Loans.  If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, then the Borrower shall, on the date of such reduction or at such other time, repay or prepay Revolving Loans in an amount sufficient to eliminate such excess.

(b)[Reserved.]

(c)The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.12 shall be subject to Section 2.17, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.  Fees.  (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee equal to the Applicable Margin of the average daily unutilized amount of the Revolving Credit Commitments during the period from and including the Effective Date to but excluding the date on which the Revolving Credit Commitments terminate.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)[Reserved].

(c)[Reserved].

(d)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(e)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the applicable Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.14.  Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, and (ii) in the case of Revolving Loans, upon termination of the Revolving Credit Commitments; provided that (A) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.15.  Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(b)If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall (with their mutual consent) enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.16.  Increased Cost. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender; or

(iii)subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case by an amount deemed by that Lender in good faith to be material, then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law regarding capital, liquidity requirements or other requirements of law has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company including those with respect to capital adequacy), in each case by an amount deemed by that Lender in good faith to be material, then from time to time the Borrower will, without duplication of payments required to be made by the Borrower pursuant to Section 2.18 hereof, pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error.  In determining such amount or amounts, such Lender shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20 then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which loss, cost or expense shall not include lost profits).  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth the basis for the determination thereof, together with supporting calculations, shall be delivered to the Borrower and shall be conclusive absent manifest error.  In determining such amount or amounts, such Lender shall act reasonably and in good faith.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18.  Taxes.  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)Payment of Other Taxes by the Borrower.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.18, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.18) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(b)(iv) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii)(A), (ii)(B) and (ii)(D) below)

shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, in the event that the

Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or an applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-

8BEN-E (or an applicable successor form), a U.S. Tax Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Certificate substantially in the form of Exhibit I on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including by the payment of additional amounts pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.18 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival.  Each party’s obligations under this Section 2.18 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)Defined Terms.  For purposes of this Section 2.18, the term “applicable law” includes FATCA.

SECTION 2.19.  Payments Generally; Pro Rata Treatment; Sharing of Set Offs.  (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Section 2.16, 2.17 or 2.18 and 9.03 shall be made directly to the Persons entitled thereto; in the case of each payment, Borrower may make such payment in accordance with the wire transfer instructions from time to time provided by the Administrative Agent to the Borrower in writing, executed in original counterpart on the Administrative Agent’s letterhead. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in US Dollars except as expressly provided herein.

(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(d), 2.05(e),2.06(b), 2.19(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20.  Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender gives notice under Section 2.24, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.18, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.24, as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)If any Lender requests compensation under Section 2.16, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender of any Class becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, either (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender of such Class, if a Lender accepts such assignment); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments or (ii) so long as no Default or Event of Default shall have occurred and be continuing, (A) terminate the applicable Commitment of such Lender, and (B) repay at par all applicable obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date.  A Lender shall not be required to make any such assignment and delegation or be subject to such termination, as applicable, if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or termination cease to apply.

SECTION 2.21.  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.13(a);

(b)the Revolving Total Commitment and Revolving Total Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c)[Reserved]; and

(d)[Reserved].

In the event that the Administrative Agent and the Borrower both agree that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Revolving Total Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Total Loans in accordance with its Applicable Revolving Percentage.

SECTION 2.22.  Incremental Revolving Commitments.  (a) Upon notice to the Administrative Agent (which shall promptly notify the Lenders) and subject to the terms and conditions of this Section 2.22, at any time after the Effective Date and prior to the date that is twenty Business Days following the Effective Date, the Borrower may solicit the existing Lenders or prospective lenders determined by the Borrower in consultation with the Lead Arrangers to provide increases in the commitments to the Revolving Credit Facility (such increases, “Incremental Revolving Commitments”) in an aggregate amount, taken together with the Commitments in effect on the Effective Date, that does not exceed $500,000,000, on terms agreed by the Borrower and the lender(s) providing the respective Incremental Revolving Commitments (subject to the following clauses of this Section 2.22).

(b)[Reserved],

(c)Existing Lenders may, but shall not be obligated to without their prior written consent, provide a commitment and/or make any loans pursuant to any Incremental Revolving Commitment, and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Incremental Revolving Commitment.

(d)The notice from the Borrower to the Administrative Agent delivered pursuant to Section 2.22(a) shall set forth the requested amount of the Incremental Revolving Commitments.  At the time of the sending of such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five Business Days (or such shorter period acceptable to the Administrative Agent, but no less than three Business Days) from the date of delivery of such notice to the Lenders).  Incremental Revolving Commitments (or any portion thereof) may be provided by any existing Lender specified by the Borrower or by any other bank or financial institution (any such bank or other financial institution, an “Incremental Lender”), provided that the Administrative Agent shall have consented (which consent shall not be unreasonably withheld or delayed) to such Lender’s or Incremental Lender’s, as the case may be, providing such Incremental Revolving Commitment if such consent would be required under Section 9.04 for an assignment of Loans to such Lender or Incremental Lender, as the case may be. Any Lender not responding within such time period shall be deemed to have declined to provide any portion of such Incremental Revolving Commitment.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.

(e)Incremental Revolving Commitments shall become effective, and commitments thereunder shall become Commitments (and in the case of any Incremental Revolving Commitment in respect of the Revolving Credit Facility to be provided by an existing Revolving Credit Lender, shall constitute an increase in such Revolving Credit Lender’s Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Commitment Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Revolving Commitment, if any, each Incremental Lender, if any, and the Administrative Agent.  An Incremental Commitment Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.

(f)If any Incremental Revolving Commitments are added in accordance with this Section 2.22, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Incremental Commitments Effective Date”) and the final allocation of such Incremental Revolving Commitments.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such Incremental Revolving Commitments and the Incremental Commitments Effective Date.

(g) The effectiveness of any Incremental Commitment Amendment shall, unless otherwise agreed to by the Administrative Agent, each Lender party thereto, if any, and the Incremental Lenders, if any, be subject to the satisfaction on the Incremental Commitments Effective Date of each of the following conditions:

(i)the Administrative Agent shall have received on or prior to the Incremental Commitments Effective Date each of the following, each dated the Incremental Commitments Effective Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent:  (x) the applicable Incremental Commitment Amendment; and (y) customary legal opinions and certified copies of resolutions of the board of directors of each Loan Party approving the execution, delivery and performance of the Incremental Commitment Amendment; and

(ii)no Event of Default exists or would exist after giving effect thereto and all representations and warranties of the Borrower under this Agreement shall be true and correct in all material respects immediately before and after giving effect thereto (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date).

(h)On the Incremental Commitments Effective Date, each Lender or Incremental Lender which is providing a portion of any Incremental Revolving Commitments (i) shall become a Lender for all purposes of this Agreement and the other Loan Documents and (ii) shall have an Incremental Revolving Commitment which shall become a Commitment hereunder.

(i)Upon each establishment of Incremental Revolving Commitments pursuant to this Section 2.22 if, on the date of effectiveness of such Incremental Revolving Commitments, there are any Revolving Loans outstanding, the Administrative Agent and the Borrower shall take those steps which they deem, by mutual agreement, necessary and appropriate to result in each Revolving Lender (including each existing Lender, if any, and each Incremental Lender, if any, in each case providing a portion of such Incremental Revolving Commitments) having a pro-rata share of the outstanding Revolving Loans based on each such Revolving Lender’s Applicable Revolving Percentage immediately after giving effect to such Incremental Revolving Commitments.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(j)The provisions of this Section 2.22 shall supersede any provision of Section 2.19 or 9.02 to the contrary.

SECTION 2.23.  Refinancing Revolving Facilities. (a) Upon at least ten Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders) and subject to the terms and conditions of this Section 2.23, at any time after the Effective Date, the Borrower may solicit the existing Lenders or prospective lenders determined by the Borrower to provide one or more new unsecured revolving credit facilities (each a “Refinancing Revolving Facility”) to refinance one or more Classes of Loans and/or Commitments hereunder, all on terms agreed by the Borrower and the lender(s) or purchaser(s) providing the applicable Refinancing Revolving Facility; provided that:

(i)no Event of Default exists or would exist after giving effect to the incurrence or issuance of such Refinancing Revolving Facility;

(ii)[reserved];

(iii)[reserved],

(iv)such Refinancing Revolving Facility does not expire prior to the expiration date of the revolving Commitments being refinanced,

(v)the aggregate principal amount of any Refinancing Revolving Facility shall not be greater than the aggregate principal amount of the Classes being refinanced or replaced, plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses related thereto, and such Classes being refinanced or replaced will be permanently reduced concurrently with the issuance thereof,

(vi)any Refinancing Revolving Facility shall not be guaranteed by any Person other than the Guarantors under the Classes being refinanced or replaced, and

(vii)the covenants and events of default of such Refinancing Revolving Facility, if not consistent with the terms of the Revolving Credit Facility, shall be reasonably satisfactory to the Administrative Agent (it being understood that covenants and events of default not materially more restrictive to the Borrower, when taken as a whole, than the terms of the initial Revolving Loans, and any more- restrictive covenants and events of default if (1) Lenders under the Revolving Credit Facility also receive the benefit of such more restrictive terms or (2) any such provisions apply after the expiration date of the Revolving Credit Facility, are in each case reasonably satisfactory to the Administrative Agent);

(b)Existing Lenders may, but shall not be obligated to without their prior written consent, provide a commitment, purchase any notes and/or make any loans pursuant to any Refinancing Revolving Facility, and nothing contained herein constitutes, or shall be deemed to constitute, a commitment with respect to any Refinancing Revolving Facility.  The proceeds of any Refinancing Revolving Facility will be applied, substantially concurrently with the incurrence thereof, to the pro rata payment of outstanding Loans of the Classes being so refinanced.

(c)The notice from the Borrower to the Administrative Agent delivered pursuant to Section 2.23(a) shall set forth the requested amount and proposed terms of the Refinancing Revolving Facilities, which proposed terms shall not be inconsistent with the requirements of Section 2.23(a).  Refinancing Revolving Facilities (or any portion thereof) may be provided by any existing Lender specified by the Borrower or by any other bank or financial institution (any such bank or other financial institution, a “Refinancing Lender”), provided that the Administrative Agent shall have consented (which consent shall not be unreasonably withheld or delayed) to such Lender’s or Refinancing Lender’s, as the case may be, providing such Refinancing Revolving Facilities if such consent would be required under Section 9.04 for an assignment of Loans to such Lender or Refinancing Lender, as the case may be.

(d)Refinancing Revolving Facilities shall become effective, and commitments thereunder shall become Commitments under this Agreement pursuant to an amendment (a “Refinancing Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Refinancing Revolving Facility, if any, each Refinancing Lender, if any, and the Administrative Agent.  A Refinancing Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23.

(e)If any Refinancing Revolving Facilities are added in accordance with this Section 2.23, the Borrower, in consultation with the Administrative Agent, shall determine the effective date (the “Refinancing Effective Date”) and the final allocation of such Refinancing Revolving Facilities.  The Administrative Agent shall promptly notify the Lenders of the final allocation of such Refinancing Revolving Facilities and the Refinancing Effective Date.

(f)On the Refinancing Effective Date, each Lender or Refinancing Lender which is providing a portion of a Refinancing Revolving Facility (i) shall become a Lender for all purposes of this Agreement and the other Loan Documents and (ii) shall have a commitment under such Refinancing Revolving Facility which shall become a Commitment hereunder.

(g)Upon each establishment of a Refinancing Revolving Facility with respect to a Class of revolving commitments pursuant to this Section 2.23, if, on the date of effectiveness of such Refinancing Revolving Facility, there are any Loans outstanding of the Class being so refinanced, the Administrative Agent and the Borrower shall take those steps which they deem, by mutual agreement, necessary and appropriate to result in (x) each Lender under such Class being refinanced immediately prior to the effectiveness of such Refinancing Revolving Facility and (y) each existing Lender, if any, and each Refinancing Lender, if any, in each case providing a portion of such Refinancing Revolving Facility, having a pro-rata share of the outstanding Loans based on each such Lender’s pro-rata share of the combined Commitments under the Class being so refinanced and such Refinancing Revolving Facility immediately after giving effect to such Refinancing Revolving Facility.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro-rata borrowing and pro-rata payment requirements contained elsewhere in this Agreement shall not apply to any transaction that may be effected pursuant to the immediately preceding sentence.

(h)The provisions of this Section 2.23 shall supersede any provision of Section 2.19 or 9.02 to the contrary.

SECTION 2.24.  Illegality.  If any Lender determines that as a result of any Change in Law it becomes unlawful, or any Governmental Authority asserts that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers.  Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) has all requisite power and authority to carry on its business as now conducted and (ii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.  Authorization; Enforceability.  The Transactions entered into or to be entered into by each Loan Party are within such Loan Party’s corporate powers.  The Loan Documents have been duly authorized by the Borrower and each other Loan Party party thereto. This Agreement has been duly executed and delivered by each Loan Party party hereto and constitutes, and each other Loan Document to which any Loan Party is or is to be a party, constitutes or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts. The execution and delivery of this Agreement by each Loan Party party hereto, and performance by each such Loan Party of its obligations hereunder, in each case from and after the date such Loan Party becomes a party hereto, (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except for (i) any filings or reports required under the federal securities laws and (ii) such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law, statute, rule or regulation or the certificate or articles of incorporation, by-laws or other organizational documents of the Borrower or any of the Restricted Subsidiaries or any order of any Governmental Authority, and (c) will not be in conflict with, violate or result in a default or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any indenture, agreement or other instrument binding upon the Borrower or any of the Restricted Subsidiaries or its property or assets, where any such failure to obtain consent or approval or make a filing or report, or such conflict, violation, breach or default, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019, audited by and accompanied by the opinion of Deloitte & Touche LLP, independent public accountants.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated

Subsidiaries as of such date and for such period in accordance with GAAP.  Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b)[Reserved].

(c)There has not occurred since December 31, 2019, any event, occurrence, change, state of circumstances or condition which, individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.  [Reserved].

SECTION 3.06.  Litigation and Environmental Matters. (a) There are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority pending against or, to the knowledge of a Responsible Officer of the Borrower, threatened against or affecting the Borrower or any of the Restricted Subsidiaries or any business, property or rights of any such Person (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that challenge the enforceability of any Loan

Document.

(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Restricted Subsidiaries (i) has failed, or is failing, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.  Compliance with Laws. Each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08.  Investment Company Status. Neither the Borrower nor any of the Restricted Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Borrower and the Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed, subject to any applicable extensions without penalty, and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  As of the Effective Date and to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

SECTION 3.12.  Use of Proceeds.  (a)(x) The Borrower will use the proceeds of the Revolving Loans solely for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (which may include financing of the Second Restatement Transactions) and (y) the Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents (in the case of directors, officers, employees and agents, applicable solely in their capacity as such for Borrower or its Subsidiaries) shall not use, the proceeds of any Borrowing (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions (as defined herein), in each case except to the extent permissible for a Person required to comply with Sanctions or (ii) in any manner that would result in the violation of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the European Union, or Her Majesty’s Treasury (United Kingdom) (collectively, “Sanctions”) by any party hereto.

(b)No proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with the provisions of the regulations of the Board, including Regulation

U or Regulation X.

SECTION 3.13.  [Reserved].

SECTION 3.14.  Subsidiaries.  Schedule 3.14 sets forth as of the Effective Date a list of all Restricted Subsidiaries of the Borrower and the entities that have been designated as Unrestricted Subsidiaries on or prior to the Effective Date, and the percentage ownership interest of the Borrower therein.  As of the Effective Date, the shares of capital stock or other ownership interests in Restricted Subsidiaries so indicated on Schedule 3.14 are fully paid and non- assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than statutory or other non-consensual Liens permitted under Section 6.02).

SECTION 3.15.  [Reserved]

SECTION 3.16.  [Reserved]

SECTION 3.17.  [Reserved]

SECTION 3.18.  [Reserved]

SECTION 3.19.  [Reserved]

SECTION 3.20.  Sanctions.  Neither the Borrower nor any Subsidiary, nor, to the knowledge of the Borrower or such Subsidiary, (x) any director, officer or employee thereof or (y) any agent thereof that will act in any capacity in connection with or benefit from this Agreement, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is, or is fifty percent or more owned or controlled by one or more Persons that are, the subject of any Sanctions or (iii) has a place of business or is organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea and Syria).

SECTION 3.21.  PATRIOT Act.  The Borrower and each Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001).

SECTION 3.22.  Anti-Corruption.  The Borrower and its Subsidiaries and, to the knowledge of the Borrower or the applicable Subsidiary and in connection with their activities for the Borrower and its Subsidiaries, their respective directors, officers, employees and agents, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act 2010 and any other applicable anti-corruption laws of a jurisdiction in which Borrower or its Subsidiaries are doing business (collectively, “Anti-Corruption Laws”).  The Borrower has implemented and will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti- Corruption Laws.

ARTICLE 4

CONDITIONS

SECTION 4.01.  Effective Date.  This Agreement shall become effective on the first date (the “Effective Date”) on which each of the conditions set forth below shall have been satisfied (or waived in accordance with the provisions under Section 9.02):

(a)The Administrative Agent shall have received (x) from the Borrower, the Administrative Agent and each Lender either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (y) from the Borrower, each Guarantor and the Administrative Agent either (i) a counterpart of the Guarantee Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of the Guarantee Agreement) that such party has signed a counterpart of the Guarantee Agreement.

(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Gibson, Dunn & Crutcher LLP, counsel for the Borrower, and (ii) Charles R. Monroe, Jr., Corporate Vice President, Associate General Counsel and Secretary of Huntington Ingalls Industries, Inc., in each case covering such matters relating to the Borrower, the Guarantors and the Loan Documents as the Administrative Agent may reasonably request.  The Borrower hereby requests such counsel to deliver such opinions.

(c)The Administrative Agent shall have received (i) in the case of each Loan Party with respect to which the certification in clause (ii)(3)(x) is being made, a copy of the certificate or articles of incorporation, including all amendments thereto, of such Loan Party, certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of the state of its organization, and a certificate as to the good standing or equivalent of such Loan Party as of a recent date, from such Secretary of State or other appropriate Governmental Authority; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (1) that (x) attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below or (y) the by-laws of such Loan Party, in the form previously provided to the Administrative Agent, are in effect on the Effective Date and have been in effect at all times since the date so previously provided, (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or equivalent of such Loan Party authorizing the execution, delivery and performance of this Agreement, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that (x) the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate or articles of incorporation furnished pursuant to clause (i) above or (y) the certificate or articles of incorporation of such Loan Party have not been amended since the date a copy thereof was previously provided to the Administrative Agent, and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(d)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, certifying (x) that the conditions specified in Sections 4.03(a) and (b) have been satisfied and (y) the current Credit Ratings.

(e)(i) The Administrative Agent shall have received, at least 2 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, that have been requested by the Administrative Agent and the Lenders no later than 5 days prior to the Effective Date and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, each Lender that so requests shall receive, at least 2 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower.

(f)The Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees, expenses and other amounts due and payable on or prior to the Effective Date, including any fees payable under the Fee Letter and, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower in connection with this Agreement.

(g)[reserved].

(h)The Borrower shall have delivered a Borrowing Request with respect to any Revolving Loans requested to be issued on the Effective Date.

SECTION 4.02.  [Reserved].

SECTION 4.03.  Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)The representations and warranties made by or on behalf of the Borrower and the Restricted Subsidiaries set forth in this Agreement (other than, in the case of any such credit extension made after the Effective Date, those representations and warranties contained in Sections 3.04(c) and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and except that any representation and warranty this is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects as so qualified).

(b)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that the Borrower will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01.  Financial Statements; Ratings Change and Other Information. In the case of the Borrower, furnish to the Administrative Agent for distribution to each Lender:

(a)within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision;

(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a customary “management discussion and analysis” provision;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Borrower (i) certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)[reserved];

(e)within 90 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year;

(f)[reserved];

(g)       promptly after Moody’s, S&P or Fitch shall have announced a change in the rating established or deemed to have been established for the Borrower or the Senior Credit Facilities, written notice of such rating change;

(h)[reserved];

(i)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation (to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation);

(j)promptly following any request therefor, subject to compliance with applicable law and any restrictions imposed by a Governmental Authority, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request (for itself or on behalf of any Lender); and

(k)if there are any Unrestricted Subsidiaries as of the last day of any fiscal quarter, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.01(a) or 5.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries that constitute Significant Subsidiaries from such consolidated financial statements.

Information required to be delivered pursuant to paragraphs (a), (b) or (f) of this Section shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been delivered to the Administrative Agent in a format which is suitable for posting by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and the Borrower shall endeavor to deliver or cause to be delivered to the Administrative Agent a confirming electronic correspondence providing notice of such availability, provided that the failure to deliver such confirming electronic correspondence shall not constitute a default hereunder); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery.  Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  Furnish to the Administrative Agent (for distribution to each Lender) promptly, upon a Responsible Officer of the Borrower obtaining actual knowledge thereof, written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding whether at law or in equity by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence or reasonably expected occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)any other development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit the Transactions or any merger, consolidation, liquidation or dissolution permitted under Section 6.05.

SECTION 5.04.  Payment of Obligations. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Borrower or such Restricted Subsidiary; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such Tax, assessment, charge, levy or claims (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.

(a)       Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and except where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06.  Books and Records; Inspection Rights; Maintenance of Ratings.  (a) Keep proper books of record and account in accordance with GAAP.

(b)Permit any representatives designated by the Administrative Agent (or, if any Event of Default has occurred and is continuing, any Lender), upon reasonable prior notice and subject to reasonable requirements of confidentiality, including the requirements imposed by any Governmental Authority or by contract, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that the exercise of rights under this Section shall not unreasonably interfere with the business of the Borrower and its Subsidiaries and the Administrative Agent and the Lenders shall give the Borrower a reasonable opportunity to participate in any discussions with the Borrower’s accountants.

(c)Use commercially reasonable efforts to (i) cause the Senior Credit Facilities to be continuously rated by S&P and Moody’s and, at the Borrower’s election, Fitch, and (ii) maintain a corporate rating from S&P, a corporate family rating from Moody’s, and, at the Borrower’s election, an issuer default rating from Fitch, in each case in respect of the Borrower.

SECTION 5.07.  Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including Environmental Laws) applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08.  Use of Proceeds.  Use the proceeds of the Loans solely for the purposes described in Section 3.12.

SECTION 5.09.  [Reserved].

SECTION 5.10.  [Reserved].

SECTION 5.11.  Further Assurances.  Execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents.  The Borrower will cause any subsequently acquired or organized Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and is not (or that ceases to be) designated as an Immaterial Subsidiary to become a Loan Party by executing the Guarantee Agreement.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Subsidiaries of any Wholly Owned Subsidiary that is a Domestic Restricted Subsidiary and that will not be designated as an Immaterial Subsidiary.

SECTION 5.12.  Designation of Subsidiaries. In the case of the Borrower, at any time and from time to time in its sole discretion, designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis, with the covenant set forth in Section 6.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (c) no Subsidiary that owns any Equity Interests of any Restricted Subsidiary, shall be an Unrestricted Subsidiary, (d) [reserved], (e) no Subsidiary may be designated as an Unrestricted Subsidiary if it guarantees any Material Indebtedness of the Loan Parties (including any Senior Notes) and (f) there shall be no Unrestricted Subsidiary (other than Titan II, Ascension and HII Risk Management) on the Effective Date.  If any Person becomes a Restricted Subsidiary on any date after the Effective Date (including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary), the Indebtedness of such Person outstanding on such date will be deemed to have been incurred by such Person on such date for purposes of Section 6.01.

SECTION 5.13.  Maintenance of Separate Existence.  So long as Titan II shall exist, do all things necessary to cause Titan II to maintain a separate existence from the Borrower and each other Restricted Subsidiary, including, without limitation, causing Titan II to (i) maintain proper corporate records and books of account separate from those of the Borrower and each other Restricted Subsidiary; (ii) hold appropriate meetings of its board of directors, keep minutes of such meetings and of meetings of its members and observe all other necessary organizational formalities (and any successor shall observe similar procedures in accordance with its governing documents and applicable law); (iii) at all times hold itself out to the public under its own name as a legal entity separate and distinct from the Borrower and each other Restricted Subsidiary; and (iv) refrain from (A) having any assets other than as contemplated by the Spin-off Transaction Documents, (B) guaranteeing, becoming obligated for or holding itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person, or otherwise having any liabilities except for the guarantees and related liabilities pursuant to the Titan II  Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, (C) acting with the intent to hinder, delay or defraud any of its creditors in violation of applicable law, (D) acquiring any securities or debt instruments of its Affiliates or any other Person, and (E) making loans or advances, or transferring its assets, to any Person, except (in the case of clauses (A), (B) and (E) above) for liabilities permitted under Section 6.08(i) and de minimis assets, liabilities, advances, loans and transfers related to the maintenance of Titan II’s existence or to the conduct of the activities of Titan II permitted under Section 6.08(i).

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full:

SECTION 6.01.  Non-Guarantor Subsidiary Indebtedness.  The Borrower shall not cause or permit any of the Restricted Subsidiaries that are not Guarantors to incur, create, assume or permit to exist any Indebtedness, except:

(a)Indebtedness existing on the Effective Date and, in each case, set forth in

Schedule 6.01, and any Permitted Refinancing thereof; (b)	[reserved];

(c)intercompany Indebtedness owing to the Borrower and the Restricted

Subsidiaries;

(d)[reserved]; (e)[reserved];

(f)Indebtedness under or with respect to self-insurance obligations, performance bonds, bid bonds, completion guarantees, appeal bonds, customs bonds, surety bonds, return of money bonds, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for borrowed money, including those incurred to secure health, safety and environmental obligations (including with respect to workers’ compensation claims or other types of social security benefits, environmental financial responsibility requirements and environmental remediation programs or to secure the performance of statutory obligations and other obligations of a like nature arising from legal or regulatory requirements), in each case in the ordinary course of business;

(g)Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person; provided that upon the occurrence of Indebtedness with respect to reimbursement obligations regarding worker’s compensation claims, such obligations are reimbursed in the ordinary course of business consistent with past practice;

(h)       Indebtedness in respect of the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(i)Indebtedness incurred in the ordinary course of business to finance insurance policy premiums;

(j)Indebtedness in respect of agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of the Borrower;

(k)[reserved];

(l)Indebtedness in respect of those Swap Contracts incurred in the ordinary course of business and not for speculative purposes and consistent with prudent business practice;

(m)endorsements for collection or deposit in the ordinary course of business;

(n)Indebtedness in respect of (i) customer advances received and held in the ordinary course of business or (ii) take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business; and

(o)other Indebtedness of Restricted Subsidiaries that are not Guarantors in an aggregate amount that, when combined (without duplication) with the aggregate amount of all secured obligations incurred pursuant to Section 6.02(t), shall not exceed 10% of the Consolidated Net Tangible Assets at any time outstanding.

SECTION 6.02.  Liens.  The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the Effective Date and, in each case, set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the Effective Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(b)[reserved];

(c)[reserved];

(d)Liens for Taxes not yet due or which are being contested in compliance with Section 5.04;

(e)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s landlords’ or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days and payable or which are being contested in compliance with Section 5.04;

(f)        pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)pledges (in the ordinary course of business and consistent with past practice) and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, other obligations of a like nature incurred in the ordinary course of business, and other obligations permitted by Section 6.01(f), (g) or (h);

(h)encumbrances on real property that would be shown on a current and accurate survey and zoning restrictions, easements, rights-of-way, covenants, restrictions, agreements, reservations, riparian rights, mineral and air rights and similar encumbrances on real property imposed by law, recorded in the applicable land records, or arising in the ordinary course of business that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(i)[reserved];

(j)judgment Liens securing judgments not constituting an Event of Default under Article 7 or securing appeal or other surety bonds related to such judgments;

(k)Liens created in favor of the United States of America or any department or agency thereof or any other contracting party or customer in connection with advance or progress payments or similar forms of vendor financing or incentive arrangements;

(l)Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, or existing solely with respect to cash and Permitted Investments on deposit in one or more accounts maintained by any Loan Party or any Restricted Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks which such accounts are maintained;

(m)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, and Liens on assets on loan, consignment or lease to the Borrower or a Restricted Subsidiary in the ordinary course of business, including UCC financing statements related to such assets;

(n)Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent of a Permitted Acquisition or other similar investment otherwise permitted hereunder;

(o)       Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(p)[reserved]

(q)Liens on (i) insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under or contemplated by Section 6.01(i) and (ii) deposits made in the ordinary course of business to secure liabilities for premiums to insurance carriers;

(r)(i) Liens in the form of licenses, leases or subleases granted or created by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (ii) rights of Persons in possession under recorded or unrecorded leases, licenses, occupancy or concession agreements and easements entered into with the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s)Liens attaching to decommissioning trust funds as may be required pursuant to any requirement of law; and

(t)other Liens securing Indebtedness or other obligations in an aggregate amount that, when combined (without duplication) with the aggregate amount of Indebtedness incurred under Section 6.01(o), shall not exceed 10% of Consolidated Net Tangible Assets at any time outstanding.

SECTION 6.03.  Sale and Lease-Back Transactions. The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04.  [Reserved].

SECTION 6.05.  Mergers and Consolidations.  The Borrower shall not, nor shall it cause or permit any of the Guarantors to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower and the Restricted Subsidiaries taken as a whole, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (1) any Person may merge or consolidate into the Borrower or any Guarantor in a transaction in which the Borrower or, in a merger or consolidation to which the Borrower is not party, such Guarantor is the surviving corporation, (2) the Borrower or any Guarantor may merge into or consolidate with, or sell, transfer, lease or otherwise dispose of all or substantially all the assets of the Borrower and the Restricted Subsidiaries taken as a whole to, any Person, provided that the resulting, surviving or transferee Person is a corporation, limited liability company or partnership organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes all of the obligations of the Borrower, or of such Guarantor, as applicable, under the Loan Documents, (3) any Guarantor may dispose of all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor and (4) any Guarantor may liquidate (other than in connection with a merger or a consolidation which shall be governed by the other clauses of this Section 6.05) and distribute its assets ratably to its shareholders if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

SECTION 6.06.  Restricted Payments.  The Borrower shall not, nor shall it cause or permit any of the Restricted Subsidiaries to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(a)any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(b)the Borrower may make Restricted Payments so long as (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such Restricted Payment, with the financial covenant set forth in Section 6.11;

(c)the Borrower and each Subsidiary of the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(d)the Borrower and each Subsidiary of the Borrower may make Restricted Payments for the cashless exercise of options and warrants in respect of Equity Interests that represent a portion of the exercise price of such options; and

(e)so long as no Event of Default shall have occurred or be continuing or result therefrom, the Borrower and each Subsidiary of the Borrower may declare and make regular dividend payments or other distributions, or other Restricted Payments, in an aggregate amount not to exceed $300,000,000.

SECTION 6.07.  [Reserved].

SECTION 6.08.  Business of Titan II. Permit or cause Titan II to engage at any time in any business or have any assets or liabilities, other than (i) its liabilities as a guarantor under the Titan II Guarantees or liabilities for which Titan II is indemnified under the Spin-off Transaction Documents, (ii) liabilities reasonably incurred in connection with the maintenance of Titan II’s corporate existence or arising from the Spin-off Transaction Documents, and (iii) indemnities from the Borrower in support of the foregoing.  For the avoidance of doubt, it is understood and agreed that in no event shall Titan II be merged into or consolidated with the Borrower or any other Subsidiary, other than an Unrestricted Subsidiary formed solely for the purpose of such merger that does not have any assets or operations (other than assets or operations incidental to its formation); provided that after such merger such surviving Unrestricted Subsidiary shall be deemed to be “Titan II” thereafter for purposes of this Agreement (including without limitation, Section 5.13).

SECTION 6.09.  [Reserved].

SECTION 6.10.  [Reserved].

SECTION 6.11.  Maximum Total Leverage Ratio.  The Borrower shall not permit the Total Leverage Ratio as of the last day of any four-quarter period to be greater than 4.00:1.00.

Notwithstanding the foregoing,

(a)for purposes of calculating the Total Leverage Ratio, until the earlier of (i) the consummation of a Specified Acquisition and (ii) termination of the acquisition agreement related to such Specified Acquisition, the Total Leverage Ratio shall not include any Indebtedness of the Borrower or the Guarantors to the extent that (x) such Indebtedness was incurred solely to finance such Specified Acquisition (and any related transactions) and the proceeds of such indebtedness are held as cash or cash equivalents in an escrow or equivalent arrangement (pending the consummation of such Specified Acquisition) and (y) such Indebtedness is redeemable or prepayable at no more than 101% of the principal amount thereof (plus accrued interest) in the event that the Specified Acquisition is not consummated; and

(b)upon the Administrative Agent’s receipt of a written notice substantially in the form of Exhibit F hereto (a “Specified Acquisition Notice”), the Total Leverage Ratio as of the last day of any period for the four-quarter period beginning with the period in which such Specified Acquisition is consummated (such period in which the Specified Acquisition is consummated, the “Specified Acquisition Consummation Period”) and continuing through the fourth consecutive fiscal quarter ended immediately following the first day of the Specified Acquisition Consummation Period shall not exceed 4.50:1.00 (in lieu of the ratio set forth for such period above); provided that (i) the Borrower may deliver a Specified Acquisition Notice no more than once during the life of this Agreement and (ii) after any Specified Acquisition Consummation Period, the Borrower must have a Total Leverage Ratio of no more than 4.25:1.00 or 4.00:1.00, as applicable in accordance with the periods listed above, for at least two consecutive fiscal quarters before the Borrower may elect to deliver a Specified Acquisition Notice for an additional time.

ARTICLE 7

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement, any other Loan

Document, the borrowings hereunder or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made, deemed made or furnished;

(d)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Sections 2.05(k)(ii), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.12 or in Article 6 (other than Section 6.11) or (ii) Section 6.11; provided that an Event of Default under Section 6.11 shall not constitute an Event of Default for purposes of any Senior Credit Facility other than a Senior Credit Facility (Financial Covenant), unless and until the Revolving Credit Lenders (and any other Lenders under Senior Credit Facilities (Financial Covenant)) have actually terminated the applicable Commitments and/or declared all outstanding obligations under the relevant Senior Credit Facility to be immediately due and payable in accordance with this Agreement;

(e)the Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f)the Borrower or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (and the lapse of any applicable grace periods in respect thereof); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)an involuntary case or other proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a substantial part of its property or assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or other similar law now or hereafter in effect or seeking (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) become unable, admit in writing its inability or fail generally to pay its debts as they become due, (v) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) make a general assignment for the benefit of creditors or (vii) take any action for the purpose of effecting any of the foregoing;

(j)one or more judgments for (x) the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company and does not dispute coverage) or (y) injunctive relief which would reasonably be expected to result in a Material Adverse Effect shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall, in each case, remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, by reason of a pending appeal or otherwise, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(k)an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, has resulted in a Material Adverse Effect;

(l)any Guarantee under the Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents); or

(m)a Change in Control shall occur;

then, and (x) in every such event (other than an event described in clause (d)(ii) of this Article or an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders (or in the case of terminating the Revolving Credit Commitments pursuant to clause (i) below, the Required Revolving Credit Lenders), shall, and (y) in every such event described in clause (d)(ii) of this Article, and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the holders of a majority of the Loans and Commitments under the Senior Credit Facilities (Financial Covenant) (or if the conditions of the proviso to such clause have been satisfied, the Required Lenders), shall, in each case by notice to the Borrower, take any or all of the following actions, as applicable, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law; provided that in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Nothing in this Agreement shall constitute a waiver of any rights or remedies the Lenders may otherwise have, including setoff rights.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Each of the Lenders hereby irrevocably appoints the Administrative Agent  as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and to confirm the occurrence of the Effective Date in accordance with Section 4.01.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Senior Credit Facilities as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and appoint a successor (such successor to be approved by the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, if an Event of Default shall exist at such time, no approval of the Borrower shall be required). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such date.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

It is agreed that the Syndication Agents and Lead Arrangers shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement.  None of the Syndication Agents and Lead Arrangers, in their capacities as such, has or is deemed to have any fiduciary relationship with any Lender.

ARTICLE 9

MISCELLANEOUS

SECTION 9.01.  Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to the Borrower, to it at Huntington Ingalls Industries, Inc., 4101 Washington Avenue, Newport News, Virginia 23607, Attention of D. R. Wyatt (Telecopy No. (757) 688-6449);

(ii)if to the Administrative Agent to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Road, 3/Ops2, Newark, Delaware 19713, Attention of Nicole Reilly (E-mail: nicole.c.reilly@jpmorgan.com; Tel: (302) 634-1890), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Robert Kellas (E-mail: Robert.Kellas@jpmorgan.com);

(iii)[reserved]; and

(iv)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)Each Lender is responsible for providing prompt notice to the Administrative Agent of any changes to the information set forth in its Administrative Questionnaire.

SECTION 9.02.  Waivers; Amendments.  (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders and (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b), 2.19(c) or any other provision of the Loan Documents in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Required Revolving Credit Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender that would be counted in such definition or provision, (vi) release all or substantially all of the value of the Guarantees provided by the Guarantors without the written consent of each Lender, (vii) [reserved], (viii) change any of the provisions in Section 9.04(b) in such a way that imposes greater restrictions on a Lender’s ability to assign all or a portion of its rights and obligations under this Agreement without the written consent of each Lender adversely affected thereby, (ix) [reserved], (x) amend, modify, supplement or waive any condition precedent to any Revolving Loan set forth in Section 4.03, or any component definition thereof, without the written consent of the Required Revolving Credit Lenders or (xi) change Section 6.11 or any component definition thereof without the written consent of the holders of a majority of the Loans and Commitments under the Senior Credit Facilities (Financial Covenant); provided further that any such agreement described in the foregoing clauses (v), (x) or (xi) shall require the consent of only such Lenders as are specified therein, and not of Required Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all the Lenders, if the consent of Lenders representing the Required Lenders to such Proposed Change is obtained, but the consent of any other Lender is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(c) being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request, any assignee identified by the Borrower (with the consent of such assignee) that is a Lender, an Affiliate of a Lender, an Approved Fund or otherwise reasonably acceptable to the Administrative Agent (and that is not a Non-Consenting Lender) shall have the right, after consultation of the Borrower with the Administrative Agent (and with the consent of the Administrative Agent to the extent such assignment would require its consent under Section 9.04(b)(i)), to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender (including with respect to any processing and recordation fees that may be applicable pursuant to Section 9.04(b)(ii)), all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of such Proposed Change, for an amount equal to the principal balance of all Loans held by such Non-Consenting Lender and all accrued interest, accrued fees and other amounts with respect thereto through the date of sale (including amounts under Sections 2.16, 2.17 and 2.18), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(d)Notwithstanding anything to the contrary herein the Administrative Agent may, upon prior notice to the Lenders, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following the receipt of notice thereof.

(e)Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may with the consent of each directly and adversely affected Lender under any Class (but no other Lender), provide for a “re-pricing” amendment which reduces the interest rate accruing in respect of the Loans of such Class held by such Lenders.  In connection with any such amendment, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance and the terms and conditions thereof (which agreements and other documentation shall constitute a “Loan Document”), and this Agreement and the other Loan Documents shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent and shall be effective only with respect to the applicable Loans and Commitments of Lenders that shall have accepted the relevant amendment) to the extent necessary or appropriate, in the judgment of the Administrative Agent and the Borrower, to reflect the existence of, and to give effect to the terms and conditions of, the applicable amendment.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates and the Lead Arrangers, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP and any other special or local counsel for the Administrative Agent as may have been retained by the Administrative Agent after consultation with the Borrower, in connection with the arrangement and syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement (including expenses incurred in connection with due diligence) or any amendments, modifications or waivers of the provisions hereof (in each case whether or not the Transactions are consummated), (ii) [reserved] and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights under or in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)The Borrower shall indemnify the Administrative Agent, the Lead Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement and the syndication of the credit facilities provided for herein, the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release or threatened release of Hazardous Materials at, under, on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any Affiliate thereof; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates, officers, directors or employees.  This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Total Exposure and unused Commitments at the time (in each case, determined as if no Lender were a Defaulting Lender).

(d)To the extent permitted by applicable law, neither the Borrower nor any Indemnitee shall have liability for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof (other than in respect of such damages incurred or paid by an Indemnitee to a third party).

(e)All amounts due under this Section shall be payable promptly/not later than 10 days after written demand therefor, together with reasonable detail and supporting documentation.

(f)The provisions of this Section 9.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.

SECTION 9.04.  Successors and Assigns.  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (but only to the extent expressly provided for in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)the Borrower, provided that the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)the Administrative Agent; and

(C)[Reserved].

(ii)Assignments shall be subject to the following additional conditions:

(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D)the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

(E)no assignment shall be permitted to (x) the Borrower or any of its Subsidiaries or Affiliates without the approval of the Required Lenders or (y) a natural person.

(iii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent and, if required, the Borrower shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(d), 2.05(e), 2.06(b), 2.19(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  A Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.20 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.16 or 2.18, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.20(b) with respect to any Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender.

(ii)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.  All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any Loan Document is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.16, 2.17, 2.18 and 9.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Borrower and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, PDF or other electronic format shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower, any other Loan Party or any other Domestic Subsidiary that is a Restricted Subsidiary against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement and the Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be construed in accordance with and governed by the law of the State of New York.

(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)       Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality. (a)  Each of the Administrative Agent and the Lenders (each, a “Recipient”) acknowledges that the Borrower considers the Information (as defined below) to include confidential, sensitive or proprietary information and agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to such Recipient’s and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (collectively, such Recipient’s “Representatives”) (provided that such Representatives shall be informed by such Recipient of the confidential nature of such information prior to the disclosure and shall be directed to treat such information in accordance with the terms hereof, and each Recipient hereby agrees to be, and shall be, responsible for any breach of the confidentiality provisions of this Section 9.12 by its Representatives), (ii) to the extent requested in any legal, judicial, administrative proceeding or other compulsory process (including for purposes of establishing a “due diligence” defense in connection with such proceeding or process) or as required by applicable law or regulations, or upon the request or demand of any regulatory authority having jurisdiction over such Recipient or its affiliates (provided that, to the extent not prohibited by law or legal process, the disclosing Recipient will notify the Borrower as soon as practical in the event of any such disclosure pursuant to this clause (ii) (other than any disclosure made in the course of any examination conducted by a bank regulatory authority or by any self-regulatory authorities, such as the National Association of Insurance Commissioners)), (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (v) subject to a Confidentiality Agreement executed (including in the form of a binding electronic “click- through” agreement) in favor of the Borrower, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) designated by the Loan Parties to any swap or derivative transaction relating to the Borrower and its obligations, (vi) with the written consent of the Borrower acting through a Financial Officer or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN SECTION 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE

LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS (AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).

(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW(AND IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (A) ABOVE).

SECTION 9.13.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.  Conversion of Currencies.  (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement

Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.16.  [Reserved].

SECTION 9.17.  Guaranty Release.  Each Lender irrevocably authorizes the Administrative Agent to release any Guarantor from its obligations under the Guarantee Agreement if such Person (x) ceases to be a Wholly Owned Domestic Restricted Subsidiary as a result of a transaction permitted hereunder or (y) is validly designated as an Immaterial Subsidiary.

In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guarantee Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17.  In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section

9.17.

SECTION 9.18.  Security Clearance.  The Lenders and the Administrative Agent acknowledge that the Loan Parties and their Subsidiaries perform classified contracts funded by or for the benefit of the United States Federal government and, accordingly, neither the Loan Parties nor their Subsidiaries will release, disclose or otherwise make available to any Lender or the Administrative Agent any classified information or nuclear material in violation of any requirement of law, including laws restricting release of such information or material to any parties not in possession of a valid security clearance and authorized by the appropriate agency of the United States Federal government to receive such information or material.  The Lenders and the Administrative Agent acknowledge that in connection with any exercise of a right or remedy the United States Federal government may remove classified information or government-issued property prior to any remedial action which would give the Lenders or the Administrative Agent access to or control over such classified information or government-issued property.  The Lenders and the Administrative Agent acknowledge that any exercise of rights or remedies under the Loan Documents or applicable laws may be subject to the federal National Industrial Security Program Operating Manual (“NISPOM”), including, without limitation, the rules governing Foreign

Ownership Control or Influence (as defined therein).  Notwithstanding any notice requirements or other obligations of the Loan Parties under this Agreement, none of the Loan Parties or their Subsidiaries shall be required to furnish any classified or other confidential information to the extent that furnishing such information would not be permitted under applicable requirements of law (including, without limitation, the National Industrial Security Program established by Executive Order 12829 for the protection of information classified under, inter alia, the Atomic Energy Act of 1954 and the procedures set forth in NISPOM and the Department of Energy security regulations, including, without limitation, the foreign ownership, control or influence regulations under 48 CFR 904.70003, et seq.).  Nothing in this Section 9.18 shall relieve the Loan Parties and their Subsidiaries of the obligation pursuant to Section 5.02 to furnish to the Administrative Agent written notice of any actual knowledge of the Borrower of any development in connection with any classified contract that may have a material adverse effect on the value of such contract to a Loan Party or Subsidiary, including but not limited to notice of cancellation received by the Loan Parties or their Subsidiaries or allegation of default with respect to such contract to the extent compliance with such specific notice obligations is not prohibited by applicable law or regulation.

SECTION 9.19.  No Fiduciary Relationship.  Each of the Loan Parties hereby acknowledges that none of the Administrative Agent, the Lenders or their Affiliates has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement, and the relationship between the Administrative Agent, the Lead Arrangers and the Lenders or any of their Affiliates, on the one hand, and the Loan Parties, on the other hand, in connection herewith is solely that of debtor and creditor.

SECTION 9.20.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.21.  Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered

Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HUNTINGTON INGALLS INDUSTRIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

JPMORGAN CHASE BANK, as Lender

By:
Name:
Title:

By:
Name:
Title:

[OTHER LENDERS]

By:
Name:
Title: